Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Lisa Babington

Director, Global Corporate Communications

567-336-1445

lisa.babington@o-i.com

ANDRES LOPEZ NAMED PRESIDENT, O-I AMERICAS

Lopez to lead North America and South America Regions

Perrysburg, Ohio (July 18, 2014) — Owens-Illinois, Inc. (NYSE: OI) announces that Andres Lopez has been named president, O-I Americas, effective immediately. Lopez will lead the North America and South America regions of the company, and will be based in Perrysburg, Ohio. North America and South America share common goals around commercial and operational excellence, profitability and cash generation.

Lopez joined O-I in 1986 and has held various leadership positions, including country general manager; vice president of manufacturing, North America; and global vice president, manufacturing and engineering. Most recently he served as president, O-I South America since April, 2009 where he led a significant improvement in the performance of the region in the areas of safety, cost competitiveness and commercial results. Under Lopez’s leadership, the region achieved significant organic growth, complemented by the integration of several acquisitions in Brazil and Argentina.

“Andres’ knowledge and deep experience with O-I gives us the opportunity to leverage best practices across both regions and enhance our overall competitiveness,” said Chairman and CEO Al Stroucken. “I am confident in his ability to provide strong leadership to these regional organizations and accelerate delivery of results for shareholders and employees.”

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About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $7.0 billion in 2013 and employs approximately 22,500 people at 77 plants in 21 countries. With global headquarters in Perrysburg, Ohio, USA, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit www.o-i.com.

O-I’s Glass Is Life™ movement promotes the widespread benefits of glass packaging in key markets around the globe. Join us in the #betteringlass conversation at www.glassislife.com.